Exhibit 99.1

Energy Recovery, Inc. Reports First Quarter 2009 Financial Results

SAN LEANDRO, Calif.--(BUSINESS WIRE)--May 7, 2009--Energy Recovery, Inc. (Nasdaq:ERII), a leader in the design and development of energy recovery devices for desalination, announced today the results of its first quarter ended March 31, 2009. In the first quarter of 2009, ERI achieved net revenue of $12.6 million, a 39% increase over the same period last year and at the midpoint of the Company’s net revenue guidance range of $12 million to $13 million. ERI reported net income of $1.6 million, or $0.03 per diluted share, for the three months ended March 31, 2009 compared to $947,000, or $0.02 per diluted share, for the same period last year.

“During the first quarter, we shipped the largest single order of PX devices in the company’s history to the Hadera desalination plant in Israel,” said GG Pique, President and CEO of Energy Recovery, Inc. “We continue to see strong growth in the reverse osmosis sector of the desalination industry in Australia, Spain, China, the Middle East and North Africa, as well as emerging growth in countries such as India where water scarcity persists.”

ERI provides the following guidance for the second quarter of 2009 and the full year:

	Q2 2009	Fiscal Year 2009

Estimated net revenue	$10 to $11 million	$60 to $65 million

Estimated net income	$0	$9 to $11 million

Estimated earnings per diluted share	$0.00	$0.17 to $0.21

Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding ERI’s estimated net revenue, net income and earnings per diluted share for the second quarter of 2009 and for the 2009 fiscal year and statements about the growth of the reverse osmosis sector of the desalination industry. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in those forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, delays in, or cancellation of, the construction of desalination plants, the inability of our customers to obtain project financing, delays in governmental approvals, changes in end users’ budgets for desalination plants or the timing of their purchasing decisions, the world economic crisis and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings.

Conference Call to Discuss First Quarter 2009 Results

The conference call scheduled today at 1:30 p.m. PST will be in a "listen-only" mode for all participants other than the investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-762-8908 or 408-629-9031 and the access code is 4057072. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 800-406-7325 or 303-590-3030, Access Code: 4057072, until Thursday, May 21, 2009. Investors may also access the live call or the replay over the internet at www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About ERI®

About ERI

Energy Recovery, Inc. (NASDAQ: ERII) is a leading manufacturer of energy recovery devices that are helping make desalination affordable. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump designed to recover energy from the high pressure reject stream of SWRO systems at up to 98% efficiency with no downtime. The company is headquartered in the San Francisco Bay Area with offices in key desalination centers worldwide, including Madrid, Shanghai, Florida and the United Arab Emirates. For more information on ERI and its PX devices, please visit www.energyrecovery.com.

Financial Results

ENERGY RECOVERY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$75,004	$79,287
Restricted cash	5,518	246
Accounts receivable, net of allowance for doubtful accounts of $39 and $59 at March 31, 2009 and December 31, 2008, respectively	11,587	20,615
Unbilled receivables, current	4,092	4,948
Inventories	10,080	8,493
Deferred tax assets, net	1,755	1,755
Prepaid expenses and other current assets	1,451	984
Total current assets	109,487	116,328
Unbilled receivables, non-current	2,652	1,929
Restricted cash, non-current	3,526	19
Property and equipment, net	2,605	1,845
Intangible assets, net	315	321
Deferred tax assets, non-current, net	119	119
Other assets, non-current	51	51
Total assets	$118,755	$120,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,811	$2,270
Accrued expenses and other current liabilities	4,143	4,787
Income taxes payable	111	1,657
Accrued warranty reserve	296	270
Deferred revenue	2,699	4,000
Current portion of long-term debt	128	172
Current portion of capital lease obligations	37	37
Total current liabilities	9,225	13,193
Long-term debt	309	385
Capital lease obligations, non-current	17	27
Other non-current liabilities	6	8
Total liabilities	9,557	13,613

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 50,121,086 and 50,015,718 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	50	50
Additional paid-in capital	99,016	98,527
Notes receivable from stockholders	(168)	(296)
Accumulated other comprehensive loss	(16)	(44)
Retained earnings	10,316	8,762
Total stockholders’ equity	109,198	106,999
Total liabilities and stockholders’ equity	$118,755	$120,612

ENERGY RECOVERY, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2009	2008
Net revenue	$12,646	$9,120
Cost of revenue	4,573	3,674
Gross profit	8,073	5,446
Operating expenses:
General and administrative	3,154	2,661
Sales and marketing	1,510	1,343
Research and development	804	509
Total operating expenses	5,468	4,513
Income from operations	2,605	933
Other income (expense):
Interest expense	(14)	(21)
Interest and other income (expense),net	(88)	647
Income before provision for income taxes	2,503	1,559
Provision for income taxes	949	612
Net income	$1,554	$947
Earnings per share:
Basic	$0.03	$0.02
Diluted	$0.03	$0.02
Number of shares used in per share calculations:
Basic	50,052	39,804
Diluted	52,580	42,196

CONTACT:
Energy Recovery, Inc.
Tom Willardson, 510-483-7370
Chief Financial Officer